Clawback and Forfeiture Policy
Certain Financial Restatements
In the event that the Coeur Mining, Inc. (the “Company”) Board of Directors (the “Board”) determines there has been a restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Board will review all incentive payments that were made to executive officers and all performance-based equity awards granted to executive officers that vested, in each case, on the basis of having met or exceeded such performance targets (including thresholds, targets and maximums) in grants or awards made after December 18, 2012 during the fiscal year prior to the filing of the Current Report on Form 8-K announcing the restatement. If such payments and/or vesting would have been lower had they been calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of the Company such payments to and/or equity awards held by executive officers, as determined by the Board, by requiring such executive officers to pay such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Board determines to be appropriate. For purposes of this policy, the term “executive officers” shall have the meaning given such term in Rule 3b-7 under the Securities Exchange Act of 1934, as amended, and the term “incentive payments” means incentive payouts and/or awards under the Company’s 2018 Long-Term Incentive Plan and the Annual Incentive Plan, or predecessor or successor plans.
Misconduct
In the event that the Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors, or the full Board with respect to the Chief Executive Officer, determines that a corporate officer of the Company has engaged in Misconduct (a “Misconduct Determination”), the Committee or the Board, as applicable, will review all (a) incentive awards and payments that were made to such officer during the Clawback Period (“Incentive Payments”), (b) performance-based equity awards granted to such officer that vested during the Clawback Period (“Vested Equity Awards”), and (c) performance-based equity awards granted to such officer that are unvested as of the date of the Misconduct Determination (“Unvested Equity Awards”) , and may, in its reasonable discretion, determine to (i) cancel all or any portion of an Unvested Equity Award and (ii) require the repayment, recoupment or recovery of any shares or amounts distributed to such officer in respect of an Incentive Payment or Vested Equity Award by set-off, by reducing future compensation, or by such other means or combination of means as the Committee or Board, as applicable, determines to be appropriate (a “Clawback”).
For purposes hereof, (A) “Misconduct” shall mean (1) fraud, misrepresentation, theft or embezzlement, (2) a criminal act, whether or not in the workplace, that constitutes a felony, (3) any action or inaction (including in a supervisory role) that causes the Company significant reputational or financial harm, (4) the willful and material breach of Company policies and procedures, including obligations under the Company’s Code of Business Conduct and Ethics, or (5) willful misconduct that results in a termination for “Cause” (as such term is defined in the Company’s 2018 Long-Term Incentive Plan); and (B) “Clawback Period” shall mean the period of time determined by the Committee or Board, as applicable, to which a Clawback would apply; provided, that in no event shall a Clawback Period be less than the period commencing on January 1 of the fiscal year in which a Misconduct Determination occurs and ending on the date of the Misconduct Determination.